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December 21, 2000



Ms. Nancy F. Brunetti
30 Minna Court
Cheshire, CT  06410

RE:  OFFER OF EMPLOYMENT

Dear Nancy:

It is a pleasure to extend to you our offer of employment with Sage Insurance Group, Inc. I am confident that Sage can provide you with many opportunities to draw on the experiences of your previous career challenges as well as provide substantial opportunities for personal growth and achievement.

The following points outline our recent discussion and summarize our offer of employment.

POSITION AND FOCUS:
Executive Vice President and Chief Administrative Officer.

The Executive Vice President and Chief Administrative Officer directs the operations, policy services and administrative areas of the company's domestic and offshore operations. You will serve on the executive team of the Company, reporting to the Chief Executive Officer. We will look to you to contribute to the company's strategic direction and general matters of Company management.

START DATE:
Your projected start date is Tuesday, January 2, 2001.

COMPENSATION:
Your compensation will be $275,000.00 per annum, payable at the semi-monthly rate of $11,458.34. Payroll is processed by direct deposit to your designated bank account on or nearest to the 10th and 25th of the month.

Your salary will be reviewed during our annual review process that takes place with effect from April of each year. Your first review will be on a pro-rata basis for the three months to April 1, 2001.

You will also be eligible for a bonus under the Company's short-term bonus plan. The maximum target bonus for your position is 50% of base gross salary. For the remuneration review periods to April 1, 2002, you will receive a guaranteed bonus of 50% of base salary. Your 50% guaranteed bonus will be pro-rated for the first three-month review period January 1 through March 2001, with a payment being made to you in April 2001. The remainder of your guaranteed bonus will be paid to you in April 2002 for the 2001/2 review cycle.
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COMMUTER ALLOWANCE:
Your will receive a $250 semi-monthly commuter allowance. This allowance is fully taxable to you for Federal, State, Social Security and Medicare taxes and will be included in your semi-monthly payroll deposit (net of applicable taxes).

SIGNING BONUS:
As agreed, you are to receive a Signing Bonus of $25,000.00. This bonus will be paid to you on the first pay date following your date of employment. This payment is fully taxable for Federal, State and Social Security/Medicare taxes.

It is important to note that the Signing Bonus must be re-paid to the Company if for some reason during the course of your first full service year of employment you voluntarily terminate your employment or are terminated by the Company for cause.

RESTRAINT OF TRADE FROM PRIOR EMPLOYER:
You have brought to our attention that your employment with us may endanger an unvested incentive payment due from your previous employer at the end of 2001. We are jointly in the process of confirming the amount of such payment (which may only finally be determined from the forthcoming payment due to you for the year ended 2000). You are also in the process of asking your previous employer for a written determination of whether they intend to contest your employment with us as a breach of your restraint of trade and thus withhold such incentive payment for the year ended 2001.

Should your previous employer indicate that they consider your employment with us to be a breach of your restraint of trade, we will make a best efforts request of our board to assist you in contesting this determination. You will appreciate that until we are able to determine (i) that such a contest is required, (ii) the amount of the benefit to be contested, and, (iii) the likelihood of succeeding with an action in this regard, we will be unable to make a best efforts request on this to our board.

LONG TERM INCENTIVE COMPENSATION:
After one year's service you will be eligible to participate in the executive long-term capital incentive plan of the Company. Based on current projections we do not anticipate being in a position to take the Company public before seven years. As discussed there are buy-back provisions in the long-term plan should the Company not become public. An example of the structure of the plan has previously been discussed with you.

HEALTH AND WELFARE BENEFIT PROGRAMS:
You will be eligible to participate in the Company's benefit programs effective the first day of the month following your employment. These benefits include a major medical and dental program. The cost of the major medical and dental programs are shared between the employer, who pays 75% of the premiums and the employee, who is responsible for 25% of the cost of coverage for you and your eligible dependents. Employee premiums are payroll deducted.

You are also covered under a term life insurance program for up to three times your annual salary. In addition, the Company sponsors a Vision Plan, Business Travel/Accidental policy, and short and long-term disability programs. The premiums for the Group Term Life, Excess Term Life, Vision Plan, Travel/Accident and disability programs are paid for at 100% by the Company.
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MONEY PURCHASE, 401(k) AND NON-QUALIFIED DEFERRED COMPENSATION PLANS:
The Company has in place a Money Purchase defined contribution pension plan. You are eligible to participate in this plan after one anniversary year of service, i.e., January 2002. The Company contributes 10.5% of base salary, excluding bonus compensation, to the plan on behalf of an employee. This plan provides for qualified contributions up to the maximum income limits imposed by the IRS. For the year 2001, the limit has been set at $170,000.

Once you have reached your maximum company contribution to the Money Purchase Plan, you are eligible for entry into the Executive Non-Qualified Deferred Compensation Plan (Rabbi Trust) that provides for a 10.5% contribution of base salary in excess of the IRS maximums.

The Company also provides an additional retirement savings vehicle in the form of a 401(k) plan, designed to encourage savings to supplement your retirement income. There is not a Company match to the 401(k) program at this time and you are immediately eligible to participate in this plan. The maximum deferral limit established by the IRS for the year 2001 is $10,500.00.

The Company reserves the right, at its sole discretion, to discontinue or change any or all of the benefits programs currently in place.

GENERAL INFORMATION:
Office Hours: Our normal business hours are 8:30 AM - 5:00 PM, Monday through Friday, 37.5 hours per week, and we have agreed that you are eligible for a flexible work schedule.

Paid Time Off: You will be eligible for Paid Time Off at the rate of 27 days per annum, accrued at the rate of 2.25 days per month.

Holiday Pay: The Company celebrates 9 paid holidays per annum, following the Holiday Schedule of the New York Stock Exchange.

Parking: The Company will pay for your monthly parking fee in the 300 Atlantic Street Parking Garage.

CONFIDENTIAL INFORMATION:
During the course of your employment, you will have access to confidential and proprietary information and records of the Company. You are expected to treat such confidential information with all due care at all times. In the event of your departure from the Company, you will be required to return all confidential materials and refrain from discussing all confidential information with anybody at any time, unless compelled to do so by law. In addition, the Company shall be the sole owner of all the results and proceeds of your services with the Company, including without limitation, all ideas, designs, programs, materials, etc., relating to the business of the Company.

INDEMNIFICATION:
The Company will indemnify you for any personal liability arising in the ordinary course of business from your position as an officer of the Company, including such personal liability materializing after termination of your employment, provided such liability does not arise from any misdeed on your part. Such indemnification shall be covered by appropriate insurance at all times.
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Nancy, I am confident that you will make a significant contribution to the success of the company. If you are in agreement with the terms of our offer of employment, please sign the offer and return one copy. I look forward to hearing from you shortly.

Yours truly,



Robin I. Marsden                          Accepted: ____________________________
President & CEO                           Date: ________________________________


cc:   Judith A. Nivert, Vice President - Corporate Services